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                                                          EXHIBIT 99.1
[FIBREBOARD NEWS RELEASE LETTERHEAD





FOR IMMEDIATE RELEASE

At the Company:                                    At Financial Relations Board:
Stephen L. DeMaria                             Hannah Bruce, General Information
(510) 274-0700                                     Sue Caulton, Investor Contact
                                                                  (415) 986-1591

              FIBREBOARD COMPLETES ACQUISITION OF VYTEC CORPORATION

     (WALNUT CREEK, CALIFORNIA, DECEMBER 1, 1995)--Fibreboard Corporation (AMEX:FBD) today announced the completion of its acquisition of Vytec Corporation, a leading Canadian manufacturer of vinyl siding. The purchase price was approximately $40.5 million in cash (U. S. dollars) for the outstanding shares of the privately held company whose 1994 revenues were approximately $50 million (U. S. dollars). The purchase price is subject to adjustment pending an audit of the company's financial statements.

     John D. Roach, Fibreboard's chairman and chief executive officer, stated, "As Fibreboard's newest subsidiary, Vytec is a key step in the company's strategic growth plan of extending its leadership in the building products industry, making Fibreboard one of the five largest producers of vinyl siding
in North America.   Vytec complements Fibreboard's Norandex subsidiary,
expanding the company's total vinyl siding manufacturing capacity by 70 percent. It also increases the product lines offered at selected Norandex distribution centers without disrupting Vytec's independent distribution network with its well-established customer base. In addition the integration of Vytec's manufacturing capabilities and respected product lines into Fibreboard's building products business segment significantly expands Fibreboard's geographic reach."

     Vytec, which will remain headquartered in London, Ontario has an additional manufacturing facility in Vancouver, British Columbia, Canada. Vinyl siding trade names include Proside, Prestige Plus, Nantucket, Shurlock and Cedar Glen.

     Headquartered in Northern California, Fibreboard Corporation is a leader in the building products industry, manufacturing vinyl products and industrial insulation. Fibreboard's vinyl products business also operates an extensive multi-state distribution network for exterior building products. Registered trade names include Norandex, Proside, Prestige Plus, Nantucket, Shurlock and Cedar Glen (vinyl products) and Pabco (industrial insulation). The company also owns and operates three California resorts: Northstar-at-Tahoe, an all season ski and golf resort and conference center, and Sierra-at-Tahoe and Bear Mountain Ski Resort, both day ski facilities.
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